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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Artisoft, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-71014, 333-75342) on Form S-3, as amended, and the registration statements (Nos. 33-78484, 33-78482, 33-78580, 33-88842, 33-89268, 333-57424, 333-102230) on Form S-8 of Artisoft, Inc. of our report dated August 1, 2003, except for note 14 which is dated as of September 10, 2003, relating to the consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears in the June 30, 2003 annual report on Form 10-K of Artisoft, Inc.

/s/  KPMG

Boston, Massachusetts
September 26, 2003

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KPMG Consent